Exhibit 23.1

We consent to the incorporation by reference in Form S-8 (File number 333-254058) and Form S-3 (File numbers 333-258136, 333-261499, 333-261935, 333-262466, 333-265083 and 333-268443) of American Virtual Technologies, Inc. of our report dated April 7, 2023 on our audits of the financial statements of American Virtual Cloud Technologies, Inc. as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021 included in the 2022 Annual Report of American Virtual Cloud Technologies, Inc. on Form 10-K.

/s/ UHY LLP

Melville, New York

April 7, 2023